For Immediate Release
   NEWS RELEASE

Contacts:
Gastar Exploration Inc.
J. Russell Porter, Chief Executive Officer
713-739-1800 / rporter@gastar.com

Investor Relations Counsel:
Lisa Elliott / lelliott@DennardLascar.com
Anne Pearson / apearson@DennardLascar.com
Dennard-Lascar Associates: 713-529-6600

GASTAR EXPLORATION ANNOUNCES
81% INCREASE IN PROVED RESERVES

Provides 2014 Capital Budget and Production Guidance

HOUSTON, February 5, 2014 - Gastar Exploration Inc. (NYSE MKT: GST) (“Gastar”) is pleased to provide an investor update which includes a summary of the Company’s year-end reserves, preliminary fourth quarter 2013 production results, and 2014 capital budget and production guidance.
Summary Highlights

•
Year-end 2013 SEC proved reserves increased 81% to 327.8 billion cubic feet equivalent (“Bcfe”), or 54.6 million barrels of oil equivalent, (“MMBoe”). The pre-tax SEC-priced present value of future cash flows of these reserves, discounted at 10% (“PV-10”), grew 187% to $592.5 million as compared to year-end 2012.

•	In 2013, excluding acquisitions, we replaced approximately 535% of our 2013 preliminary annual production of 19.4 Bcfe, or 3.2 MMBoe.

•
Fourth quarter 2013 preliminary production averaged approximately 55.2 million cubic feet of natural gas equivalent (“MMcfe”) per day, or 9.2 thousand barrels of oil equivalent per day (“MBoe/d”) and consisted of 39% liquids and 61% natural gas.

•
The 2014 capital budget is approximately $192 million, comprised of $147 million of drilling, completion and infrastructure costs, $36 million in leasing costs and $9 million of other capitalized costs.

J. Russell Porter, Gastar's President and CEO, commented, “2013 was a very successful year for Gastar, and the results of our efforts are reflected in the growth of our year-end proved reserves and pre-tax SEC PV-10 value. In addition, we have achieved our strategic goal of a better balance of liquids content in our 2013 year-end reserve base, with 45% of reserves attributable to higher value liquids (crude and NGLs) versus 28% at the end of 2012. With our plan to devote approximately 60% of our 2014 drilling and completion capital budget to our Hunton Limestone oil play in Oklahoma, we anticipate that our reserves mix will be even more enhanced towards higher valued liquids in 2014; although without limiting our exposure to significant low cost natural gas reserves as we test the Utica potential on our Marshall and Wetzel County positions in West Virginia.

“We have completed nine horizontal wells to date in the Hunton Limestone oil play, seven non-operated and two operated, and we have one operated well currently awaiting completion and three non-operated AMI wells in various stages of drilling or completion. While we are continuing to analyze optimum drilling and completion techniques and the potential return of the play, based on the actual results we have seen to date, we continue to believe that a portfolio of horizontal Hunton Limestone wells could generate an internal rate of return in excess of 60%, and possibly as high as 90%, at current NYMEX forward strip pricing. This analysis considers the variability in the performance we have seen so far in these wells, including the time required to reach peak production, with individual well production above, below and in line with our estimated type curve. To date, we do not yet have peak production rates for our two recently completed operated wells, which are still flowing back completion fluids and increasing oil and gas production rates. Our third operated well is expected to be completed in late February and begin flow back in March,” added Porter.
Year-End 2013 Reserve Report
Gastar’s year-end 2013 total proved reserves increased by 146.9 Bcfe (24.5 MMBoe) to 327.8 Bcfe (54.6 MMBoe), of which 56% were proved developed. The total proved reserve increase of 81% was primarily attributable to organic reserve additions, net of revisions, of approximately 103.9 Bcfe (17.3 MMBoe), primarily from Marcellus Shale and Hunton Limestone successful drilling activity, and 86.8 Bcfe (14.5 MMBoe) attributable to acquisitions, partially offset by the divestiture in October 2013 of approximately 24.4 Bcfe (4.1 MMBoe) of East Texas proved reserves. The Company’s reserve life (R/P ratio) of its proved reserves based on 2013 annual production is approximately 16.9 years.
The following table summarizes Gastar’s proved reserves as of December 31, 2013 by region and by product:

	Natural Gas	Oil(1)	NGLs	Total	Total
	(MMCF)	(MBBL)	(MBBL)	(MMCFE)	(MBOE)

Mid-Continent	34,213	9,705	2,326	106,399	17,733
Appalachia	146,498	5,013	7,472	221,406	36,901

Total	180,711	14,718	9,798	327,805	54,634
(1) Includes condensate
Of the total 2013 year-end proved reserves, 55% were natural gas, 27% were condensate and oil and 18% were NGLs, as compared to 72%, 11% and 17%, respectively, for year-end 2012.
The SEC-priced pre-tax PV-10 (a non-GAAP financial measure defined at the end of this news release) was $592.5 million, versus $206.8 million at year-end 2012, a 187% increase. This significant increase is due to our growth in reserves, particularly higher value condensate and oil reserves, and increases in the prices of oil and natural gas, partially offset by the sale of our East Texas assets. The calculations of the PV-10 value of our proved reserves for 2013 used benchmark average 12-month pricing of $96.78 per barrel of oil and $3.67 per MMBtu of natural gas as compared to 2012 prices of $94.71 per barrel of oil and $2.76 per MMBtu of natural gas.
Oklahoma assets represented 32% of proved reserve volumes and 58% of the PV-10 value, with Marcellus Shale assets comprising the remainder of proved reserves and PV-10 value.

Proved undeveloped (PUD) reserves at December 31, 2013 accounted for approximately 44% of total proved reserves, compared to approximately 30% at year-end 2012. Oklahoma PUD reserves at year-end 2013 totaled 49.2 Bcfe (8.2 MMBoe) with a PV-10 value of $158.6 million. Appalachian PUD reserves totaled 93.3 Bcfe (15.5 MMBoe) with a PV-10 value of $76.6 million. The Company’s Marcellus PUD ratio to proven developed locations was 0.7 in 2013 as compared to 0.6 in 2012.
2013 Production

Preliminary fourth quarter 2013 average daily production was 55.5 MMcfe, or 9.2 thousand barrels of oil equivalent (MBoe), up 30% from the same period in 2012 and down 7% sequentially, primarily due to the sale of our East Texas assets on October 2, 2013. Condensate and oil, NGL and natural gas production as a percentage of total equivalent production volumes for the fourth quarter of 2013 was 21%, 18% and 61%, respectively, compared to 11%, 13% and 76%, respectively, in the fourth quarter of 2012 and 14%, 15% and 71%, respectively, in the third quarter of 2013.
Higher production volumes in the fourth quarter of 2013 were primarily driven by completion of the West Edmond Hunton Lime Unit (“WEHLU”) acquisition on November 15, 2013 and our horizontal drilling activity in our Hunton Limestone oil play in Oklahoma, partially offset by the sale of our East Texas assets.
For the full-year 2013, preliminary production averaged 53.2 MMcfe (8.9 MBoe), an increase of 47% over 2012, while total liquids production increased 54% during that same period.
2014 Capital Budget
Gastar's Board of Directors has approved a 2014 capital budget of approximately $192 million, comprised of $146 million of drilling, completion and infrastructure costs, $36 million in leasing costs and $9 million for capitalized interest and administration costs.
In Oklahoma, we plan to spud a total of 36 gross (17.1 net) wells in 2014 comprised of 27 gross (9.7 net) non-operated wells primarily located within our current AMI and 9 gross (7.4 net) operated wells, including 2 gross (2.0 net) in WEHLU. We anticipate completing 35 gross Oklahoma wells during 2014. Our total capital budget for Oklahoma is approximately $114 million, of which $87 million is for drilling and completion and $27 million is for automatic lease extensions and new leases.
In Appalachia, we plan to spud a total of 11 gross (5.5 net) operated wells in 2014, including 10 Marcellus wells and one Utica well. We anticipate completing 14 gross (7.0 net) wells, which includes 3 gross (1.5 net) wells that were drilled but not completed in 2013. Our operated Utica well test is estimated to spud this April and be completed early in the third quarter. Our budget for Appalachia totals $68 million, of which $59 million is for drilling and completion and $9 million for acreage costs.
Gastar exited 2013 with approximately $32 million in available cash and an undrawn $100 million revolving credit facility. We expect to fund our 2013 capital program through existing cash balances, internally generated cash flow from operating activities, borrowings under the revolving credit facility or possible debt, preferred or common share issuances.

Guidance for 2014
Based on the approved capital budget and drilling activity outlined above, Gastar is providing the following guidance for the full year 2014:
Net average daily production     (MBoe/d)    9.7 - 11.0
Liquids percentage of production (1)         40% - 44%

$/BOE
Production taxes	$1.95 - $3.10
Direct lease operating	$4.55 - $5.10
Transportation, treating and gathering	$0.20 - $0.25
Cash G&A (2)	$2.90 - $3.20
Stock compensation expense	$1.00 - $1.20

(1)	Based on equivalent of 6 thousand cubic feet (Mcf) of natural gas to one barrel of oil, condensate or NGLs.

(2)	Excludes any one-time costs related to parent company merger into US subsidiary.

About Gastar Exploration
Gastar Exploration Inc. is an independent energy company engaged in the exploration, development and production of oil, natural gas, condensate and natural gas liquids in the United States. Gastar's principal business activities include the identification, acquisition, and subsequent exploration and development of oil and natural gas properties with an emphasis on unconventional reserves such as shale resource plays. Gastar is currently pursuing the development of liquids-rich natural gas in the Marcellus Shale in West Virginia and is also in the early stages of exploring and developing the Hunton Limestone horizontal oil play in Oklahoma. For more information, visit Gastar's website at www.gastar.com.
Information on Reserves and PV-10 Value

For the years ended December 31, 2013 and 2012 future cash inflows were computed using the 12-month un-weighted arithmetic average of the first-day-of-the-month prices for natural gas and oil (the “benchmark base prices”) adjusted by lease in accordance with sales contracts and for energy content, quality, transportation, compression and gathering fees and regional price differentials, relating to the Company’s proved reserves. Benchmark base prices are held constant in accordance with SEC guidelines for the life of the wells but are adjusted by lease in accordance with sales contracts and for energy content, quality, transportation, compression, and gathering fees and regional price differentials. PV-10 Value is a non-GAAP measure and is different than the Standardized Measure of Discounted Future Net Cash Flows ("Standardized Measure"), which measure will be presented in Gastar’s upcoming Form 10-K, in that PV-10 Value is a pre-tax number, while the Standardized Measure includes the effect of estimated future income taxes.

The Company’s 2013 year-end total proved reserves estimates were prepared by Wright & Company, Inc.

Safe Harbor Statement and Disclaimer

In this press release Gastar provides estimated year-end 2013 proved reserves information and preliminary production and capital expenditure information for its fiscal year 2013. Gastar has prepared the summary preliminary data in this release based on the most current information available to management. Gastar’s normal closing and financial reporting processes with respect to the preliminary data herein have not been fully completed and, as a result, its actual results could be different from this summary preliminary information presented herein, and any such differences could be material.

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “will,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline in which could cause Gastar to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; borrowing base redeterminations by our banks; risks relating to the absence or delay in receipt of government approvals or fourth party consents; risks relating to our ability to integrate acquired assets with ours and to realize the anticipated benefits from such acquisitions ; and other risks described in Gastar’s Annual Report on Form 10-K and other filings with the U.S. Securities and Exchange Commission (“SEC”), available at the SEC’s website at www.sec.gov. Our actual sales production rates can vary considerably from tested initial production rates depending upon completion and production techniques and our primary areas of operations are subject to natural steep decline rates. By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.

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